Exhibit 12.1

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                                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        For the Nine Months
                                                                                        Ended September 30,
                                                                                   -------------------------------
Millions of dollars                                                                     2004                 2003
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
Earnings from continuing operations                                                    $ 877                $ 529
Provision for income taxes                                                               495                  442
Minority Interests                                                                         6                    8
Distributions greater (less) than earnings from equity investments                       (13)                  12
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         Earnings subtotal (a)                                                         1,365                  991
Fixed charges included in earnings:
   Interest expense                                                                      127                  119
   Distribution on convertible preferred securities                                        -                   24
   Interest portion of rentals (b)                                                        18                   17
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         Fixed charges subtotal                                                          145                  160
Earnings from continuing operations

   available before fixed charges                                                    $ 1,510              $ 1,151
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Fixed charges:
   Fixed charges included in earnings                                                  $ 145                $ 160
   Capitalized interest                                                                   44                   46
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         Total fixed charges                                                           $ 189                $ 206
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Ratio of earnings from operations
   to fixed charges                                                                      8.0                  5.6
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(a)  Includes pre-tax Impairment of:                                                      42                   86

The ratio of earnings, excluding impairment, to fixed charges would be:                  8.2                  6.0

(b)  Calculated as one-third of operating rental expense.
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